United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AZITRA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AZITRA, INC.

21 Business Park Drive

Branford, Connecticut 06405

(203) 646-6446

SUPPLEMENT TO PROXY STATEMENT

RELATED TO ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2025

This proxy statement supplement, dated June 18, 2025 (this “Supplement”), amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Azitra, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 29, 2025 and made available to the Company’s stockholders in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 23, 2025, at 11:00 a.m. Eastern Time. This Supplement is being filed with the SEC and will be made available to stockholders at www.proxydocs.com/AZTR. We are providing this Supplement to update the voting standard for Proposal 2 – Adoption of an amendment to our Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) to increase the authorized number of shares of the Company’s common stock from 100,000,000 shares to 200,000,000 shares (“Proposal 2”) in accordance with Section 242(d)(2) of the Delaware General Corporation Law. Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.

Effective August 1, 2023, Section 242(d)(2) was added to the Delaware General Corporation Law (the “DGCL Amendment”), which changed the voting standard to amend a Delaware corporation’s certificate of incorporation to increase the number of authorized shares of a class of stock listed on a national securities exchange immediately before and after the amendment becomes effective from a majority of the outstanding shares entitled to vote thereon to a majority of the votes cast for the amendment by stockholders entitled to vote thereon. In light of the DGCL Amendment, this Supplement updates the disclosure included in the Proxy Statement relating to the applicable voting standard on Proposal 2. The affirmative vote of the majority of votes cast thereon will be required for the approval of Proposal 2. Stockholders may vote “For” or “Against” Proposal 2, or stockholders may abstain from voting. Abstentions will not be counted as votes cast “For” or “Against” Proposal 2. Brokers will not have discretionary authority to vote on Proposal 2. Any broker non-votes in connection with Proposal 2 will not be counted as votes cast “For” or “Against” such proposal. All references in the Proxy Statement to the voting standard on Proposal 2, including the effects of votes cast “For” or “Against” such proposal and abstentions, are hereby updated accordingly.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. You do not need to submit a new proxy card or vote again unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by all properly submitted proxies (including those submitted electronically, telephonically and in writing) at any time (either prior to or after the date hereof) before the Annual Meeting will be voted as instructed with respect to Proposal 2. The Board of Directors unanimously recommends that you vote “FOR” the election of each director nominee for Proposal 1 and “FOR” Proposals 2, 3 and 4, each as described in the Proxy Statement. If you have not submitted a proxy to have your shares voted, please submit your proxy as soon as possible. You should submit a proxy to vote your shares of common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the enclosed proxy card via mail. Voting instructions are provided on the proxy card delivered to you and included in the Proxy Statement that was provided to you. If you have already submitted your proxy with respect to your shares and you wish to change how your shares will be voted on any matter, you may revoke your proxy before it is voted at the Annual Meeting by (1) submitting another properly completed proxy card with a later date, (2) granting a subsequent proxy through the Internet, (3) submit a proxy to vote by telephone at a later time, (4) send timely written notice to our corporate secretary or (5) virtually attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy. Your latest proxy is the one that is counted.